EXHIBIT 12

                        UNUM CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in millions)



                                                                                 Year Ended December 31,
                                                                             ------------------------------
                                                                             1996        1995          1994
-----------------------------------------------------------------------------------------------------------
Earnings:
   Income from continuing operations before income taxes                    $341.6       $381.9       $198.6

Add:
   Fixed charges                                                              52.2         48.0         29.6
                                                                            ------       ------       ------
Earnings as adjusted                                                        $393.8       $429.9       $228.2
                                                                            ======       ======       ======


Fixed charges:
   Interest expense                                                         $ 40.7       $ 37.2       $ 18.7
    Interest portion of rent expense                                          11.5         10.8         10.9
                                                                            ------       ------       ------
Total fixed charges                                                         $ 52.2       $ 48.0       $ 29.6
                                                                            ======       ======       ======


Ratio of earnings to fixed charges                                             7.5          9.0          7.7
                                                                            ======       ======       ======



For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.